EXHIBIT 10.7

EXECUTION COPY

SENIOR SECURED COMMERCIAL LOAN AGREEMENT

THIS SENIOR SECURED COMMERCIAL LOAN AGREEMENT (the “Agreement”) is made this 1st day of October, 2018, by and between HANKEY CAPITAL, LLC, a limited liability company organized under the laws of the State of California with its principal place of business at 4751 Wilshire Blvd., Suite 110, Los Angeles, CA 90010 (the “Lender”), and MM CAN USA, INC., a corporation organized under the laws of the State of Delaware with its principal place of business at 10115 Jefferson Blvd., Culver City, CA 90232 (the “Borrower”).

PREMISES: The Borrower desires to obtain from the Lender a term loan or loans to finance the Borrower’s planned acquisition activities and to fund working capital requirements. The Lender is willing to make such term loan or loans in accordance with the provisions of this Agreement and other agreements, instruments and documents referenced herein. In connection with such term loan or loans, the Lender has also required that the Borrower cause certain collateral security and a guaranty be provided to it and the Borrower has agreed to provide such collateral security and guaranty.

NOW, THEREFORE, the parties mutually agree, represent and warrant as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Defined Terms. As used herein and in any certificate, report or document made or delivered pursuant to this Agreement, the following terms shall have the meanings hereinafter respectively assigned (with terms defined in the singular having comparable meanings when used in the plural and vice versa, and with the pronouns “he”, “she”, and “it”, and comparable terms, deemed to include entities of any gender):

(a) The term “Acquisition” shall mean the purchase or other acquisition, by merger or otherwise, by any Borrower Group Member of equity interests in, or all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of), any Person.

(b) The term “Additional Collateral” is defined in Section 5.02(s) hereof.

(c) The term “Affiliate” of another Person shall mean (i) a Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person; (ii) if such other Person is a corporation, a Person that holds, owns or controls, directly or indirectly, the power to vote or to effect a disposition of 20% or more of any class of equity securities of such corporation, or holds a 20% or greater interest in the net income or net assets of such corporation (or a comparable interest in any such other Person that is a partnership, limited liability company, business entity or unincorporated association); (iii) any officer, director, partner of such other Person; or (iv) if such other Person is an individual, any parent, child or spouse of such other Person, or any relative who has the same home as such other Person. For purposes of this Agreement, “control”, including its correlative terms, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, decisions or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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(d) The term “Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

(e) The term “Borrower” shall mean MM CAN USA, Inc., a Delaware corporation .

(f) The term “Borrower Group” shall mean the Borrower, Guarantor, Pledgor, each Pledged Entity and each Subsidiary of each Pledged Entity whether existing on the date hereof or formed or otherwise acquired after the date hereof; and “Borrower Group Member” shall mean any member of the Borrower Group.

(g) The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required to be closed under the laws of the State of California.

(h) The term “Capital Lease” shall mean a lease with respect to which the discounted present value of the rental obligations of lessee is required to be capitalized on the balance sheet of lessee in accordance with IFRS.

(i) A “Change in Control” shall be deemed to have occurred if, (a) a majority of the seats (other than vacant seats) on the board of directors of Guarantor, the Borrower, or each Pledgor, as applicable, shall at any time be occupied by Persons who were neither (i) nominated by the board of directors of the applicable entity, nor (ii) appointed by directors so nominated, or (c) Adam Bierman and Andrew Modlin shall fail to Control Class A Super Voting Shares of Guarantor.

(j) The term “Class B Shares” shall mean the Class B Subordinate Voting Shares in the capital of Guarantor.

(k) The term “Collateral Value” shall mean the value of the Equity Interests pledged to the Lender pursuant to the Pledge Agreement, as set forth in the final Valuation Statement for the applicable fiscal quarter together with the Additional Collateral, if any.

(l) The term “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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(m) The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(n) The term “Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory is the subject of any Sanction.

(o) The term “Environmental Laws” shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

(p) The term “Environmental Permits” shall mean all permits, licenses and/or approvals required by or from a Governmental Authority under any Environmental Law.

(q) The term “Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(r) The term “ERISA” shall mean, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the rules, interpretations and regulations thereunder, as the same shall be in effect.

(s) The term “Event(s) of Default” is defined in Section 6.01 hereof.

(t) The term “Financial Statements” shall mean (i) the audited consolidated and combined financial statements of the Borrower Group as of and for the year ended June 30, 2017 and related notes thereto, (ii) the unaudited interim consolidated and combined financial statements of the Borrower Group as of and for the three and nine months ended June 30, 2018.

(u) The term “IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board.

(v) The term “Governmental Authority” shall mean the government of the United States or Canada, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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(w) The term “Guarantor” shall mean MedMen Enterprises Inc., a company organized under the laws of British Columbia, Canada.

(x) The term “Guaranty” shall mean the written Guaranty made by the Guarantor for the benefit of the Lender, dated as of even date herewith.

(y) The term “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(z) The term “Incremental Term Loan” is defined in Section 2.02(a) hereof.

(aa) The term “Incremental Term Loan Amount” is defined in Section 2.02(a) hereof.

(bb) The term “Incremental Term Note” shall mean the Senior Secured Note in substantially the form of Exhibit A attached hereto, issued by the Borrower and payable to the Lender, in the principal amount of the Incremental Term Loan in accordance with Section 2.02 hereof.

(cc) The term “Indebtedness” shall mean all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

(i) All items of indebtedness or liability which, according to IFRS, should be included in a balance sheet as at the date on which the liabilities are to be determined;

(ii) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) with recourse;

(iii) All indebtedness (contingent or otherwise) in effect guaranteed, directly or indirectly, through agreements: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, projects, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor; and

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(iv) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned by the obligor or acquired subject thereto, whether or not the liabilities secured thereby have been assumed.

(dd) The term “Investment” shall mean any investment, made in cash or by delivery of property, by a Pledged Entity or its Subsidiary in any Person (other than a Subsidiary), whether by acquisition of stock, indebtedness or other obligation or security, or by loan, assumption of debt, guarantee, advance, capital contribution or otherwise.

(ee) The term “Issuer” shall mean MM CAN USA, Inc., a company organized under the laws of the State of California.

(ff) The term “Law(s)” shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority or any court or other similar juridical entity, including the interpretation or administration thereof.

(gg) The term “License” shall mean a permit, approval or other business license to conduct cannabis activities, including without limitation for cultivation, production, transporting, testing, distributing, retail sale or medical dispensing.

(hh) The term “License Holder” shall mean each Borrower Group Member set forth in Schedule 4.14(b) attached hereto which is the holder and/or owner of a License and the operator of a cannabis business.

(ii) The term “License Termination Event” shall mean the expiration, termination or non-renewal of a License for any reason which, individually or together with the expiration, termination or non-renewal of any other License during the immediately preceding twelve (12) month period results in a Material Adverse Effect.

(jj) The term “Lien” shall mean, with respect to any Person or property, any mortgage, lien, pledge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person or property under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

(kk) The term “Loan Documents” shall mean this Agreement, the Notes, the Pledge Agreement, the Guaranty, the Warrants, all additional agreements and documents executed and delivered in connection with the Incremental Term Loan (if any), and all other agreements or instruments executed and delivered in connection therewith by one or more of the Loan Parties, as the same may be modified, amended, supplemented or extended from time to time.

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(ll) The term “Loan Parties” shall mean the Borrower, the Guarantor, and each Pledgor; “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

(mm) The term “Loans” shall mean, collectively, the Term Loan and the Incremental Term Loan.

(nn) The term “Material Adverse Effect” shall mean a material adverse effect on (i) the operations, business, assets, properties or financial condition of the Borrower Group taken as a whole, (ii) the ability of a Loan Party to perform its obligations under the Loan Documents, (iii) the legality, validity or enforceability of any of the Loan Documents, (iv) the rights and remedies of the Lender under any of the Loan Documents or (v) the validity, perfection or priority of any security interest or other Lien in favor of the Lender under the Loan Documents on any portion of the assets of a Loan Party with a fair market value in excess of $500,000.00.

(oo) The term “Material Agreement” shall mean any contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) with a value in excess of $250,000.00 to which any Borrower Group Member is or becomes a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect. The Support Agreement shall be deemed to be a Material Agreement for so long as the Warrants or Warrant Shares are outstanding.

(pp) The term “Material Indebtedness” shall mean Indebtedness (other than the Obligations and accounts payable incurred in the ordinary course of business and permitted under this Agreement) of the Borrower Group, whether individually or collectively, and whether owed to one or more obligees, in an aggregate principal amount exceeding $500,000.00.

(qq) The term “Minimum Amount” is defined in Section 2.01 hereof.

(rr) The term “Minimum Collateral Value” shall mean two hundred (200%) percent of the aggregate principal amount of the Loans outstanding on the date of determination.

(ss) The term “Multiple Employer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(tt) The term “Notes” shall mean, collectively, the Term Note and the Incremental Term Note.

(uu) The term “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

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(vv) The term “Obligations” shall mean the obligations of the Borrower:

(i) To pay the principal and interest on the Loans in accordance with the terms thereof, whether resulting from extensions of credit prior to or after the occurrence of an Event of Default, and to satisfy all of its other Indebtedness owed to the Lender pursuant to the Loan Documents, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

(ii) To reimburse to the Lender all amounts advanced by the Lender hereunder or otherwise to or on behalf of the Borrower or any Borrower Group Member, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any collateral, or any other amounts expended in connection with any property securing all or any portion of the amounts due under subsection (i) above;

(iii) To indemnify the Lender against, and to hold it harmless from, any and all liabilities, damages, losses actually incurred by, imposed upon, or sustained by the Lender in entering into and consummating this Agreement and/or the other Loan Documents (including but not limited to any claim of any broker or similar Person for a fee in connection with the transactions contemplated herein), and in protecting, taking possession of, collecting, liquidating, or otherwise realizing upon any collateral or in exercising any other rights or utilizing any other remedies provided in this Agreement and/or the other Loan Documents or afforded by any applicable Laws, except such liabilities, damages, or losses resulting from the Lender’s own gross negligence, willful misconduct or illegal conduct;

(iv) To indemnify the Lender against, and to hold it harmless from, any and all liabilities, damages, losses actually incurred by, imposed upon, or sustained by the Lender that arise from any violation of U.S. Cannabis Laws or any equivalent state laws, rules or regulations, including any financial liability for so-called “aiding and abetting” in respect thereof; and

(v) To reimburse the Lender for all of the Lender’s expenses and costs actually incurred, including the reasonable fees and expenses of its counsel and consultants, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents.

(ww) The term “Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

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(xx) The term “Permitted Acquisitions” shall mean an Acquisition that meets the following conditions: (i) the Lender has consented to such Acquisition, (ii) all transactions related thereto are consummated in accordance with all requirements of Law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.01(l), (iv) the applicable Loan Party or Borrower Group Member shall comply with Article IV hereof with respect to each such Person, and the subject equity interests or assets, as applicable, shall be added as collateral security for the Loans at the time of such acquisition as required by the Lender, (v) after giving effect to any such Acquisition, no Event of Default shall have occurred and be continuing, and (vi) such Acquisition shall be consummated without any seller and/or third party financing for borrowed money other than the Lender.

(yy) The term “Permitted Lien” shall mean any of the following:

(i) any Lien in favor of the Lender given to secure the Obligations;

(ii) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen and other similar liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith and for which adequate reserves have been set aside on such Person’s books or have been bonded;

(iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation and unemployment insurance or other types of social security benefits;

(iv) statutory Liens in favor of landlords with respect to inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower Group Member in the ordinary course of business; and

(vii) any attachment or judgment Lien, unless the judgment it secures (1) shall not, within 90 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 90 days after the expiration of any such stay, or (2) exceeds $500,000.00.

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(zz) The term “Person” shall mean and include natural persons, corporations, associations, companies, partnerships, business trusts and other unincorporated business organizations.

(aaa) The term “Pledge Agreement” shall mean that certain Pledge of Securities Agreement entered into by each Pledgor for the benefit of the Lender pursuant to which the Pledgors pledge all of the Equity Interests in each Pledged Entity to the Lender, as the same may be modified, amended, supplemented or extended from time to time. The parties hereto hereby acknowledge that the Pledge Agreement will be amended and restated to reflect a future pledge to the Lender to be made by the Pledged Entities of all Equity Interests in each License Holder and the term “Pledge Agreement” will include any such pledge agreement.

(bbb) The term “Pledged Entity” shall mean each entity listed on Schedule 4.14(b), whose Equity Interests are pledged by the Pledgor to the Lender pursuant to the Pledge Agreement.

(ccc) The term “Pledgor” shall mean MM Enterprises USA, LLC and each Subsidiary of the Borrower that owns, whether on the date hereof or after the date hereof, one hundred (100%) percent of the Equity Interests in a License Holder, except as otherwise disclosed.

(ddd) The term “Related Party” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

(eee) The term “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Borrower Group Member, now or hereafter outstanding to any Person other than a Borrower Group Member or its Subsidiaries, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Pledged Entity or its Subsidiary, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Pledged Entity or its Subsidiary, now or hereafter outstanding, and (d) any payment with respect to any earnout obligation.

(fff) The term “Sanctioned Person” shall mean (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Anti-Terrorism Laws, or (b) (i) an agency of the government of a Designated Jurisdiction, (ii) an organization controlled by a Designated Jurisdiction, or (iii) a Person resident in a Designated Jurisdiction, to the extent subject to a sanctions program administered by OFAC or under any other Anti-Terrorism Laws.

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(ggg) The term “Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, or any other sanctions program maintained under any Anti-Terrorism Law.

(hhh) The terms “Solvent” and “Solvency” shall mean with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person (as determined by a qualified third-party evaluator) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person (as determined by a qualified third-party evaluator) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, the costs and expenses of a qualified third-party evaluator shall be borne solely by the Borrower.

(iii) The term “SPV” shall mean an entity which (A) is formed or organized solely for the purposes set forth in its Organizational Documents, which, in the case of each License Holder, is solely to acquire and hold a License, and to operate the cannabis business for which it is licensed , (B) does not engage in any business unrelated to its purposes, (C) does not have any material assets, other than the License, (D) is subject to all of the limitations on powers set forth in the Organizational Documents of such License Holder, and (E) at all times complies with the following covenants:

(i) The License Holder shall at all times be a duly formed and validly existing in the jurisdiction of its organization;

(ii) The License Holder shall at all times comply with the provisions of its Organizational Documents, and the laws of the jurisdiction of its organization;

(iii) All legal formalities regarding the existence of the License Holder shall be observed at all times;

(iv) The License Holder shall at all times accurately maintain its own financial statements, accounting records and other operating documents, bank accounts and books separate from each other and from those of any other person or entity, and shall not commingle its assets with those of the other or those of any other person or entity, and shall hold all of its assets in its own name;

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(v) The License Holder shall at all times pay its own liabilities including, without limitation, the salaries of its employees, from its own separate assets;

(vi) The License Holder shall at all times identify itself, in all dealings with the public, in its own name and as a separate and distinct entity and not as a division or a part of each other or any other person or entity;

(vii) The License Holder shall at all times be adequately capitalized in light of its contemplated business operations;

(viii) The License Holder shall at all times prepare and file separate tax returns, to the extent permitted by law; or be otherwise identified on the consolidated tax returns of another entity;

(ix) The License Holder shall at all times maintain its assets in such a manner that is not costly or difficult to segregate, identify or ascertain such assets;

(x) The License Holder shall at all times hold regular meetings, as appropriate, to conduct its business;

(xi) The License Holder shall not at any time (I) assume or guarantee the liabilities of any other Person, (II) acquire obligations or securities of any other Person, (III) make loans to or buy or hold evidence of indebtedness issued by any other Person, (IV) hold out its credit as being able to satisfy the obligations of any other Person, or (V) pledge its assets for the benefit of any other Person;

(xii) The License Holder shall not at any time enter into or be a party to any transaction with any other Person, except in the ordinary course of business on terms which are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party, and the License Holder shall allocate fairly and reasonably any overhead expenses that are shared with any person or entity;

(xiii) The License Holder shall at all times use separate stationery, invoices and checks bearing its own name and shall maintain a sufficient number of employees in light of its contemplated business operations; and

(jjj) The term “Subsidiary” shall mean any corporation or business entity of which more than fifty percent (50%) of the outstanding voting securities or interests shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower. The term “Subsidiary” shall mean any one of them, as the context indicates or otherwise requires.

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(kkk) The term “Support Agreement” shall mean that certain Support Agreement dated as of May 28, 2018, between the Guarantor, the Borrower and MM Enterprises USA, LLC.

(lll) The term “Term Loan” is defined in Section 2.01 hereof.

(mmm)The term “Term Note” shall mean the Senior Secured Term Note in substantially the form attached hereto as Exhibit A, issued by the Borrower and payable to the Lender in the principal amount of the Term Loan in accordance with Section 2.01 hereof.

(nnn) The term “Unencumbered Liquid Assets” shall mean the following assets which (i) are not the subject of any lien, pledge, security instrument or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of the Borrower (with no other Persons having ownership rights therein), (iii) may be converted to cash within five (5) days; and (iv) are otherwise acceptable to the Lender in its reasonable discretion: (1) cash or cash equivalents held in the United States and denominated in United States dollars, (2) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America, (3) commercial paper rated P-1 or A1 by Moody’s or S&P, respectively, and (4) medium and long-term securities rated investment grade by one of the rating agencies described in (3) above.

(ooo) The Term “U.S. Affiliate” is defined in Section 4.09 hereof.

(ppp) The term “U.S. Borrower Group Member” is defined in Section 4.09 hereof.

(qqq) The term “Valuation Statement” shall mean a statement of the Collateral Value prepared by an appraiser agreed upon by the Lender and the Borrower, and provided to the Lender in accordance with Section 5.01(c)(iv)hereof. The costs and expenses of the appraiser shall be borne solely by the Borrower.

(rrr) The term “Warrants” shall mean those certain Warrants to purchase Class B Common Shares of the Issuer, and the term “Warrant Shares” shall mean the Class B Common Shares of the Issuer issuable upon exercise of the Warrants in accordance with the terms thereof.

Section 1.02. Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with IFRS consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if a change in IFRS would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Lender or the Borrower shall so request, the Borrower and the Lender shall negotiate in good faith to amend promptly such ratio or requirement to preserve the original intent thereof in light of such change in IFRS; provided further that, until so amended, such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change. All accounting terms used herein without definition shall be used as defined under IFRS.

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ARTICLE II. TERM LOAN AND INCREMENTAL TERM LOAN

Section 2.01. Amount and Terms. Subject to the terms, covenants and conditions hereof, and in reliance on the representations and warranties contained herein, the Lender may lend to the Borrower up to ONE HUNDRED MILLION AND 00/100 ($ 100,000,000.00) U.S. DOLLARS (the “Term Loan”) to be evidenced by the Term Note; provided, however that the Lender commits to lend no less than SEVENTY MILLION AND 00/100 ($70,000,000.00) (the “Minimum Amount”) and additional advances under the Term Loan in excess of the Minimum Amount shall be made in the Lender’s sole discretion. All funding under the Term Loan shall be made on or before October 3, 2018. The Term Loan shall be repaid in accordance with the terms of the Term Note, plus interest payable at the rate and in the manner provided in the Term Note, plus late fees, prepayment fees, taxes, costs and expenses, including reasonable attorney’s fees, contemplated under the Term Note. The Borrower shall also pay to the Lender all costs and expenses, including reasonable attorney’s fees, incurred in the collection of amounts due hereunder, or in the foreclosure of the Pledges, or in protecting or sustaining the lien of said Pledges.

Section 2.02. Incremental Term Loan.

(a) Subject to the terms and conditions set forth in this Section 2.03, on or before November 30, 2018, the Borrower may, upon written notice to the Lender, request a one-time additional term loan (the “Incremental Term Loan”) of up to the amount determined by subtracting the actual amount of the Term Loan made in accordance with Section 2.01 hereof from ONE HUNDRED AND FIFTY MILLION AND 00/100) ($150,000,000.00) U.S. DOLLARS (the “Incremental Term Loan Amount”). The written notice from the Borrower pursuant to this Section 2.02 shall set forth the requested amount. At the time of sending such notice, the Borrower shall specify the time period within which the Lender is requested to respond (which shall in no event be less than ten (10) Business Days nor more than thirty (30) Business Days from the date of delivery of such notice to the Lender). The Lender shall not be obligated to provide the Incremental Term Loan, and any Incremental Term Loan shall be made by the Lender, in the Lender’s sole and absolute discretion. If the Lender does not respond within the time period referenced in such written notice, the Lender shall be deemed to have declined to provide the Incremental Term Loan. The Lender may make an Incremental Term Loan in an amount less than the amount set forth in the Borrower’s notice, but if the Lender determines in its sole and absolute discretion to make an Incremental Term Loan, the Incremental Term Loan shall not be less than twenty-five percent (25%) of the Incremental Term Loan Amount.

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(b) The Incremental Term Loan (i) shall rank pari passu in right of payment and of security with the Term Loan, (ii) shall have terms, including the maturity date, identical to the Term Loan, and (iii) shall be evidenced by the Incremental Term Note. Any prepayment of the Incremental Term Loan shall be made on a pro rata basis with the Term Loan

(c) Without in any way limiting the Lender’s discretion to make the Incremental Term Loan, the following conditions shall, at a minimum, be met prior to the closing of the Incremental Term Loan:

(i) No Event of Default shall exist immediately prior to or after giving effect to the Incremental Term Loan.

(ii) Lender shall have received such other documents and information as the Lender shall reasonably request.

(iii) The representations and warranties of the Loan Parties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the closing date of the Incremental Term Loan; provided, that, to the extent a representation and warranty specifically refers to an earlier date, it shall be true and correct in all material respects as of such earlier date; and provided, further, that any representation or warranty qualified as to materiality, material adverse effect or similar language shall be true and correct in all respects.

(iv) Lender shall have received updated disclosure schedules to this Agreement to include any new Loan Party and its Subsidiaries, as applicable.

(v) The documents evidencing the Incremental Term Loan shall be acceptable to the Lender.

(vi) The Lender shall have received a certificate of an executive officer of each Loan Party certifying (i) as to no changes to the Organizational Documents of such Loan Party, (ii) true and correct copies of resolutions authorizing the Incremental Term Loan and (iii) that all conditions to the Incremental Term Loan described in this Section 2.02 have been met.

(vii) The Lender shall have received a customary legal opinion in form and substance acceptable to the Lender, as well as such reaffirmations, supplements and/or amendments to this Agreement or any Loan Document as the Lender shall reasonably require.

(viii) The Lender shall have received a commitment fee equal to one and one- half (1.50%) percent of the Incremental Term Loan.

(ix) The Lender shall have raised sufficient funds from third parties to fund the Incremental Term Loan, and such third parties shall have entered into participation agreements satisfactory to the Lender it is sole and absolute discretion.

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Section 2.03. Records. The unpaid principal amount of the Loans, the unpaid interest, costs and expenses accrued thereon, the interest rate or rates applicable to such unpaid principal amount, and the duration of such applicability, shall at all times be ascertained from the records of the Lender, which records shall be conclusive absent manifest error.

Section 2.04. Application of Payments. Payments on account of the Loans will be applied (a) first to fully pay outstanding late charges or fees, (b) second, to fully pay reasonable costs and expenses actually incurred by the Lender in collecting the amounts outstanding under the Loans or in sustaining and/or enforcing any security granted to secure the Loans, (c) third to fully pay accrued interest thereon, and (d) lastly, the remainder will be applied to principal thereon.

Section 2.05. Notes. Each of the Loans shall be evidenced by a Senior Secured Term Note, in form and substance attached hereto as Exhibit A, the terms and conditions of which are incorporated herein by reference. The Notes shall be subject to the benefits of all of the terms, conditions and Events of Default contained in this Agreement and in all of the Loan Documents.

Section 2.06. Commitment Fee. The Borrower agrees to pay the Lender a commitment fee equal to (i) one and on-half (1.5%) percent of the principal amount of the Term Loan, which shall be payable on the date hereof, and (ii) one and one-half (1.5%) percent of the principal amount of the Incremental Term Loan, which shall be payable on or before the closing date of the Incremental Term Loan.

ARTICLE III COLLATERAL

Section 3.01. Stock Pledge. To secure the payment and performance of all Obligations of the Borrower to the Lender, (i) the Pledgor has executed and delivered a Pledge Agreement pursuant to which one hundred (100%) percent of the equity interests of the Pledged Entities have been pledged to the Lender and (ii) within ninety (90) days of the date hereof, the Pledged Entities will execute and deliver a Pledge Agreement pursuant to which one hundred (100%) percent of the Equity Interests of the License Holders will be pledged to the Lender.

Section 3.02. Guaranty. To enhance the payment and performance of all Obligations of the Borrower to the Lender, simultaneously herewith, the Guarantor shall enter into the Guaranty in favor of the Lender.

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrower hereby represents and warrants as follows:

Section 4.01. Organization. Each Borrower Group Member (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) has all requisite power and authority to own its properties and assets, to carry on its business as now being conducted, and to execute, deliver and perform its obligations under the Loan Documents to which it is party; (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified would not have a Material Adverse Effect; and (iv) is listed on Schedule 4.01 attached hereto. The jurisdictions in which each Borrower Group Member is qualified to do business as of the date hereof are listed next to the name of each Borrower Group Member on Schedule 4.01 attached hereto. No Borrower Group Member operates or does business under any assumed, trade or fictitious name, except as set forth in Schedule 4.01 attached hereto. The principal offices of each Borrower Group Member are also listed next to each Borrower Group Member’s name in Schedule 4.01 attached hereto. True and correct copies of the Organizational Documents of each Loan Party has been provided to, or made available to, the Lender, each of which is valid and in full force and effect. Other than the Borrower Group Members listed on Schedule 4.01, the Borrower has no direct or indirect subsidiary or any Investment or proposed Investment in any Person that is or will be material to the Borrower on a consolidated basis.

Section 4.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate, limited liability company, or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to such Loan Party or its assets.

Section 4.03. Filings, Consents and Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is party, including the grant or exercise of the Warrants, the issuance of the Warrant Shares by the Issuer, the redemption of the Warrant Shares by the Guarantor, the issuance of the Class B Shares by the Guarantor upon redemption of the Warrant Shares by the Guarantor, and any resale of the Class B Shares, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Pledge Agreement, (c) the perfection or maintenance of the Liens created under the Pledge Agreement (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents including the Pledge Agreement, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, and (ii) filing of financing statements to perfect the Liens created by the Pledge Agreement.

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Section 4.04. Binding Effect. The execution, delivery and performance of the Loan Documents by each Loan Party will not violate the Organizational Documents of such Loan Party, and will not conflict with or violate, result in a breach of or constitute a default under any Material Agreement to which such Loan Party is a party or by which it or any of its properties or assets are bound, or result in the creation or imposition of any Lien (other than Permitted Liens), or constitute grounds for the acceleration of any performance or compliance obligation of any Material Indebtedness. When so executed and delivered by a Loan Party, each Loan Document shall constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

Section 4.05. Financial Statements; Absence of Adverse Change. The Financial Statements are correct in all material respects, and fairly present the financial condition of the Borrower Group as of the date thereof, and were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise noted therein. The Financial Statements show all material indebtedness and other liabilities, direct or contingent, of the Borrower Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. Since the date of the Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have, a Material Adverse Effect.

Section 4.06. Litigation. Except as listed and described in Schedule 4.06 attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower Group Member or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.07. Absence of Default. No Borrower Group Member is in default in the performance of or compliance with any covenant or condition of any agreement or obligation to which it is a party or by which it is bound, where such default, either individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

Section 4.08. Taxes. Each Borrower Group Member has filed or caused to be filed all federal and state, local and foreign tax returns which are required to be filed, and has paid or caused to be paid all federal, state, local and foreign taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due (other than those contested in good faith and in respect of which an adequate reserve has been created to cover the full amount of such contested tax), and no Borrower Group Member has knowledge of any material additional assessments (or basis therefor) to be imposed on it or any of its assets or properties for which adequate provision has not been made in the Financial Statements. There is no proposed tax assessment against any Borrower Group Member that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to any Borrower Group Member that could reasonably be expected to result in a Material Adverse Effect.

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Section 4.09. ERISA Compliance. Each Borrower Group Member organized, chartered or operating in the United States (a “U.S. Borrower Group Member”) is in compliance in all material respects with all applicable provisions of ERISA. Except as otherwise set forth in Schedule 4.09 attached hereto, neither a reportable event nor a prohibited transaction has occurred and is continuing with respect to any employee benefit plan established or maintained by or on behalf of any U.S. Borrower Group Member and/or any of its Affiliates organized, chartered or operating in the United States (a “U.S. Affiliate”); no notice of intent to terminate any such plan has been filed, nor has any such plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer, any such plan, nor has the PBGC instituted any such proceedings; no U.S. Borrower Group Member nor any U.S. Affiliate is a member of any multiemployer/employee benefit plans; each U.S. Borrower Group Member and each of its U.S. Affiliates has met its minimum funding requirements under ERISA with respect to all of its employee benefit plans; and no U.S. Borrower Group Member nor any of its U.S. Affiliates has incurred any liability to PBGC under ERISA.

Section 4.10. Hazardous Wastes.

(a) The Borrower Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower Group has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material expenditures or operational adjustments are reasonably anticipated to be required in order for each Borrower Group Member or its respective properties to remain in compliance with Environmental Laws or the terms and conditions of any Environmental Permits required pursuant thereto, or to renew or modify such Environmental Permits.

(b) Each Borrower Group Member has obtained all Environmental Permits required for the conduct of its business and operations, and the ownership, operation and use of its facilities and real properties owned, leased or operated by it, and all such Environmental Permits are valid and in good standing.

(c) No Borrower Group Member has, to its knowledge, ever discharged, generated, used or stored any hazardous wastes beyond applicable limits, and as defined in the Code of Federal Regulations (hereinafter “CFR”) at 40 CFR Part 261, or any other substance that may pose a present or potential hazard to human health or the environment when improperly disposed of, treated, stored or generated, except cleaning and maintenance products used in the ordinary course of business or as otherwise listed on Schedule 4.10 attached hereto. Any and all discharges and releases of any substances to the air, ground and/or water caused by, attributable to, or in any way related to a Borrower Group Member, as identified in Schedule 4.10 attached hereto, have at all times been within all applicable limits and restrictions set by applicable Laws, or by applicable permits or other similar grants of governmental approval or permission.

(d) No Borrower Group Member has ever been named in any clean-up order or other order of the United States Environmental Protection Agency, or any similarly charged agency.

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Section 4.11 Insurance. The properties of each Borrower Group Member are insured with financially sound and reputable insurance companies not Affiliates of the Borrower Group Members, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower Group Member operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Borrower Group Members as in effect on the date hereof, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 4.11 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

Section 4.12. Equity Interests. Schedule 4.12 attached hereto sets forth a list of each Borrower Group Member, the beneficial and record owners of the Equity Interests of each Borrower Group Member (other than the Guarantor) as of the date hereof. Such schedule specifies the number of shares owned by each shareholder or member, as applicable, as well as the percentage voting power held by such shareholder. In addition, all agreements relating to the voting, purchase, hypothecation or redemption of each Borrower Group Member’s capital interests (other than those of the Guarantor) are identified on Schedule 4.12. The outstanding Equity Interests in each Borrower Group Member (other than the Guarantor) are validly issued, fully paid and non-assessable, issued in full compliance with all federal and state securities laws and are owned free and, except as set forth on Schedule 4.12 clear of all Liens. Except as set forth on Schedule 4.12 attached hereto, and except as contemplated in connection with the Loan Documents, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Borrower Group Member (other than those of the Guarantor). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Loan Documents. No further approval or authorization of any stockholder or member, any Board of Directors or manager or others is required for the issuance and sale of the Warrants, the Warrant Shares or the Class B Shares.

Section 4.13. Labor Matters. Except as set forth on Schedule 4.13, as of the date hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower Group Member, and no Borrower Group Member has suffered any strikes, walkouts, work stoppages or other labor difficulty that could reasonably be expected to have a Material Adverse Effect and to the best knowledge of any Borrower Group Member, there are none now threatened that could reasonably be expected to have a Material Adverse Effect.

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Section 4.14. Compliance with Laws: Licenses.

(a) Other than in respect of certain United States federal laws relating to cultivation, distribution or possession of cannabis in the United States, as described on Schedule 4.14(a) attached hereto (the “U.S. Cannabis Laws”), each Borrower Group Member has conducted and is conducting its business in material compliance with all applicable Laws of each municipal, county and state jurisdiction in which it carries on its business. Each Borrower Group Member holds all material requisite licenses, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as is currently carried on and all such licenses, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects. No Borrower Group Member has received a notice of non-compliance, nor does any Borrower Group Member have any reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws (other than with respect to U.S. Cannabis Laws).

(b) Schedule 4.14(b) attached hereto sets forth a list of all Licenses held by the License Holders, including all applicable expiration dates.

(c) Each License Holder is an SPV.

Section 4.15. Best Practices. All product, research and development activities, including quality assurance, quality control, testing and research and analysis activities, conducted by each Borrower Group Member in connection with its business is being conducted in accordance with best industry practices and in compliance, in all material respects, with all industry, laboratory safety, management and training standards applicable to its current and proposed business, and all such processes, procedures and practices, required in connection with such activities are in place as necessary and are being complied with, in all material respects.

Section 4.16. Privacy. Each Borrower Group Member has security measures and safeguards in place to protect personal information it collects from registered patients and customers and other parties from illegal or unauthorized access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. Each Borrower Group Member has complied, in all material respects, with all applicable privacy and consumer protection legislation and none has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by privacy laws, whether collected directly or from third parties, in an unlawful manner. Each Borrower Group Member has taken all commercially reasonable steps to protect personal information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

Section 4.17. Securities Matters; Trading Markets.

(a) The Warrant Shares, when issued by the Issuer and paid for in accordance with the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Issuer has reserved from its duly authorized capital stock the maximum number of Warrant Shares issuable pursuant to the terms of the Warrant.

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(b) The Class B Shares, when issued by the Guarantor upon redemption by the Guarantor of the Warrant Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Guarantor has reserved from its duly authorized capital stock the maximum number of Class B Shares issuable upon redemption of the Warrant Shares in accordance with the terms of the Support Agreement.

(c) The Guarantor is a “reporting issuer” in all of the provinces of Canada, other than Quebec. The Class B Shares are listed and posted for trading on the Canadian Securities Exchange, and are being quoted on the OTCOB Venture Market. The Guarantor has not taken any action which would reasonably be expected to result in the delisting or suspension of the Class B Shares on or from the Canadian Securities Exchange. The Guarantor is in compliance in all material respects with the policies and requirements of the Canadian Securities Exchange, including its timely and continuous disclosure obligations requirements. The Guarantor is not in material default of any requirement of the Canadian securities Laws.

(d) The Guarantor is a “foreign private issuer” as such term is defined in Rule 405 und the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, and as of August 27, 2018, approximately thirty-four percent (34%) of the Guarantor’s voting securities are held by U.S. residents.

(e) No Loan Party is subject to the rules or regulations of the U.S. securities regulations. No Loan Party is required to file reports with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and no Loan Party is subject to the Sarbanes-Oxley Act of 2002.

(f) To the knowledge of the Borrower, no officer or director of any Loan Party are now or have ever been subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

Section 4.18. Margin Regulations; Investment Company Act. The proceeds of borrowings under the Loans are not being used directly or indirectly for the purpose of purchasing or carrying any such margin stock in contravention, or which would cause the Lender to be in violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder. No Borrower Group Member is engaged, and none will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No Borrower Group Member is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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Section 4.19. Intellectual Property; Licenses, Etc. Each Borrower Group Member owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, domain names and other intellectual property rights that are necessary for the operation of their respective businesses (collectively, the “Intellectual Property Rights”), without conflict with the rights of any other Person and all such Intellectual Property Rights are in full force and effect. Schedule 4.19 attached hereto sets forth a list of all such Intellectual Property Rights owned by the Borrower Group. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower Group Member infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any basis for any such claim.

Section 4.20 Ownership of Assets. Each Borrower Group Member is the absolute legal and beneficial owner of all of its material assets and no other property or assets are necessary for the conduct of its business as currently conducted. Any and all agreements and other documents and instruments pursuant to which each Borrower Group Member holds its assets are valid and in full force and effect, enforceable in accordance with the terms thereof. No Borrower Group Member knows of any claim or the basis for any claim that could adversely affect such Borrower Group Member’s right to use, transfer or otherwise exploit its assets. No Borrower Group Member has an obligation to pay any commission, royalty, license fee or similar payment to any Person with respect to such entity’s property and assets (excluding commercial leases for real property assets and license agreements entered into between certain Borrower Group Members and third parties for purposes of co-marketing products used in the Borrower Group Members’ business).

Section 4.21. Bank Holding Company Act. No Borrower Group Member is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). No Borrower Group Member or any Affiliate thereof owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. No Borrower Group Member or Affiliate thereof exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

Section 4.22. OFAC; Anti-Money Laundering; International Trade Compliance. No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (a) is a Sanctioned Person or is otherwise currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender) of Sanctions. No Covered Entity, either in its own right or through any third party: (a) has any of its assets in a Designated Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

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Section 4.23. Foreign Corrupt Practices. No Borrower Group Member nor, to the knowledge of any Loan Party, any agent or other person acting on behalf of a Borrower Group Member, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977.

Section 4.24. Solvency. Each Borrower Group Member is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 4.25. Accuracy of Disclosure. Neither this Agreement nor any document, certificate, agreement, schedule, financial statement, exhibit or writing supplied to the Lender, when taken as a whole, pursuant to this Agreement or with respect to the transactions contemplated herein, contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the financial information referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and at the time delivered.

Section 4.26. Survival of Representations. All representations and warranties made by the Borrower in this Agreement shall be deemed to be relied upon by the Lender, notwithstanding any investigation hereinbefore or hereinafter made, and shall survive until payment in full of all Obligations (other than contingent indemnity obligations not then due).

ARTICLE V. COVENANTS AND CONTINUING AGREEMENTS

Section 5.01. Affirmative Covenants. The Borrower hereby covenants and agrees that, from the date hereof and until payment in full of the principal of, and the interest, costs and expenses on, the Loans and the satisfaction of all Obligations (other than contingent indemnity obligations not then due), and the termination of this Agreement, unless the Lender shall otherwise consent in writing, the Borrower shall perform and observe, and cause all other Borrower Group Members to perform and observe, the following covenants and agreements:

(a) Punctual Payment. The Borrower shall pay the principal of, and interest, costs and expenses on, the Loan, at the place and in the manner stated in the Notes.

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(b) Payment of Taxes, etc. Each Borrower Group Member shall pay (i) all material taxes, assessments, governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and (ii) all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Borrower Group Member; provided that, in each case, no Borrower Group Member shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which such Borrower Group Member shall have set aside adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested.

(c) Financial Information. The Borrower shall furnish, or cause to be furnished, to the Lender:

(i) Within five (5) days after expiration of each calendar month, an internally generated income statement showing revenue performance at each operating retail store including number of transactions per day and the average dollar amount per transaction.

(ii) Within forty five (45) days after the expiration of each calendar quarter, an internally prepared unaudited balance sheet of the Borrower Group as of the close of such calendar quarter, and an internally prepared unaudited statement of income of the Borrower Group for such calendar quarter, prepared in conformity with IFRS (subject to year-end adjustments and the absence of footnotes), applied on a basis consistent with that of the preceding quarter (or accompanied by disclosure of the effect on the financial position or results of operations of the Borrower Group of any change in the application of the accounting principles during such period);

(iii) Within one hundred twenty (120) days after the close of each fiscal year of the Borrower Group, audited consolidated, and unaudited consolidating, balance sheet of the Borrower Group as of the close of such fiscal year, and audited consolidated, and unaudited consolidating, statement of income, retained earnings, and cash flow of the Borrower Group for such fiscal year, prepared in conformity with IFRS applied on a basis consistent with that of the preceding fiscal year (or accompanied by disclosure of the effect on the financial position or results of operations of the Borrower Group of any change in the application of the accounting principles during that year), and accompanied by an opinion or report of such firm of independent certified public accountants as is selected by the Borrower, and acceptable to the Lender, which opinion shall state that such financial statements present the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with IFRS, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

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(iv) With the delivery of the financial statements in Section 5.01(c) (ii) and (iii), a completed and signed “Covenant Compliance Certificate,” in the form attached hereto as Exhibit 5.01(c)(iv);

(v) Within ten (10) days after the end of each fiscal quarter, the Borrower shall deliver to the Lender a Valuation Statement; and

(vi) Within thirty (30) days of request by the Lender, such other financial information as the Lender may reasonably request.

In the event the Borrower fails to provide any or all of the financial reporting information required herein, the Borrower shall have ten (10) days after notice from Lender to provide such financial reporting information before it shall be an Event of Default hereunder.

(d) Insurance. Each Borrower Group Member shall maintain, with responsible insurers, liability insurance (including, without limitation, comprehensive general liability insurance and workers’ compensation insurance) in such amounts and covering such risks as are usually carried by companies of the same size engaged in the same or similar business. Each Borrower Group Member will keep all of its property insured for the Lender’s benefit (as an additional loss payee) against hazards (including extended coverage, vandalism, theft, fire and malicious mischief coverage) to the full insurable value of such property, subject to customary deductibles and exceptions (and not just in the amount of the Loans, if less). The Borrower shall obtain and deliver to the Lender appropriate certificates of insurance describing the foregoing coverages on an annual basis upon expiration of then current insurance coverage, and as requested by the Lender.

(e) Material Contracts. Each Borrower Group Member shall perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and, upon request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Borrower Group Member is entitled to make under such Material Contract, except, in any case under this paragraph (e), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) Permits and Licenses. Each Borrower Group Member shall take all actions necessary to maintain in full force and effect all permits and licenses, including the Licenses, necessary or appropriate for such Borrower Group Member to conduct its business as it is currently being conducted. Each License Holder will take all actions and do such things as are necessary to maintain its status as an SPV.

(g) Compliance with Laws and Agreements. Except for the U.S. Cannabis Laws described on Schedule 4.14(a) attached hereto, each Borrower Group Member shall comply with all applicable Laws, agreements, obligations, orders or decrees, non- compliance with which reasonably could be expected to have a Material Adverse Effect.

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(h) Notice of an Event of Default and Material Events. The Borrower shall notify the Lender in writing as soon as possible and, in any event, within three (3) business days after becoming aware (1) of the occurrence of a an Event of Default, (2) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including without limitation any (i) material breach or non-performance of, or any default under, a Contractual Obligation under a Material Contract of any Borrower Group Member; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Borrower Group Member and any Governmental Authority; or (iii) the commencement of, or any material development in (in excess of $250,000), any litigation or proceeding affecting any Borrower Group Member, including pursuant to any applicable Environmental Laws; (3) of the occurrence of any ERISA Event; and (4) of any material change in accounting policies or financial reporting practices by any Borrower Group Member.

(i) Notice of License Suspension or Revocation. The Borrower shall notify the Lender in writing as soon as possible and, in any event, within three (3) business days after becoming aware of any termination, suspension, expiration or non-renewal of any License.

(j) [Reserved].

(k) Environmental Notice. The Borrower shall notify the Lender in writing as soon as possible and, in any event, within three (3) business days after becoming aware of any notice of any action or proceeding against or of any noncompliance by any Borrower Group Member with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(l) Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent of, and in accordance with, the requirements of all Environmental Laws.

(m) Indebtedness. Each Borrower Group Member shall pay all Material Indebtedness in accordance with the terms of the governing instrument, document or agreement, except to the extent that a subordination of certain Indebtedness is required by the terms of this Agreement.

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(n) Preservation of Existence. Each Borrower Group Member shall

(i) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization;

(ii) engage only in the types of business presently engaged in by it;

(iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, including each License, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and

(v) notify the Lender within ten (10) days of any change in legal name, location of its principal place of business or the establishment of any new, or the discontinuance of any existing, principal place of business.

(o) Maintenance of Properties. Each Borrower Group Member shall (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(p) Annual Reports, Etc. Promptly after the same are available, each Loan Party shall provide the Lender with copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of such Loan Party, if any, and copies of all annual, regular, periodic and special reports and registration statements which the Loan Party may file or be required to file with the Canadian Securities Exchange, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;.

(q) SEC Notices. Except where prohibited by law, promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the U.S. Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party.

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(r) Pension Plan Compliance. Each U.S. Borrower Group Member shall fund all defined benefit pension plans, if any, in accordance with no less than the minimum funding standards of Section 412 of the Internal Revenue Code and of Section 302 of ERISA, and discharge all other duties imposed under ERISA. The Borrower shall promptly advise the Lender of the occurrence of any reportable event or prohibited transaction as such terms are defined in ERISA with respect to any such plans. In addition, the Borrower shall inform the Lender of all proceedings, including but not limited to terminations, instituted in connection with employee benefit plans, whether instituted by a U.S. Borrower Group Member, or by any other party. The Borrower shall also inform the Lender promptly of the adoption by any U.S. Borrower Group Member of any qualified pension or profit sharing plan.

(s) Notification of Changes in Financial Condition. To the extent permitted by applicable law, the Borrower shall promptly notify the Lender of any event or condition (other than general economic or industry conditions) which could reasonably have a Material Adverse Effect.

(t) Other Information. The Borrower shall, from time to time, furnish such additional information as the Lender shall reasonably request.

(u) Books and Records. Each Borrower Group Member shall:

(i) Maintain, at all times, true and complete books, records and accounts in which true and correct entries, in all material respects, shall be made of its transactions consistent with sound business practices and in accordance with IFRS consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) hereof; and

(ii) By means of appropriate monthly entries, reflect in its accounts and in all financial statements furnished pursuant to Section 5.01(c) hereof, proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its properties and bad debts, all in accordance with IFRS, consistently applied, as above described.

(v) Inspection by Lender. Each Loan Party shall allow any representative of the Lender to visit and inspect any of the properties of any Borrower Group Member, and to examine the books of account and other records and files of any Borrower Group Member, at such times and as often as the Lender may reasonably request; provided, however, that, if no Event of Default has occurred and is continuing, the Lender shall have the right to examine the books of account and other records and files of any Borrower Group Member no more than once each fiscal year upon reasonable prior notice Any inspections or examinations conducted hereunder are solely for the protection of the Lender and no action or inaction of the Lender shall constitute any representation by the Lender that any Borrower Group Member is in compliance with the terms of this Agreement, or that the Lender approves of any Borrower Group Member’s affairs, business, finances or accounts. The Borrower shall reimburse the Lender upon demand for the reasonable cost of all examinations, audits and/or inspections conducted by the Lender in accordance with this Section.

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(w) Further Assurances. Promptly upon request by the Lender, the Borrower shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any Borrower Group Member’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Pledge Agreement and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Borrower Group Member is or is to be a party.

Section 5.02. Negative Covenants. The Borrower hereby covenants and agrees that, from the date hereof until payment in full of the principal of, and interest, costs and expenses on, the Loans and the satisfaction of all Obligations, and the termination of this Agreement, unless otherwise set forth below or the Lender shall have otherwise consented in writing, the Borrower shall not, and shall not permit any other Borrower Group Members to, directly or indirectly:

(a) Indebtedness. With respect to the Pledged Entities and their respective Subsidiaries only, permit to exist, incur, create, allow or assume any Indebtedness or liability, except: (i) the Obligations to the Lender pursuant to this Agreement; (ii) any existing Indebtedness, if any, list on Schedule 5.02(a) attached hereto; (iii) unsecured financing not to exceed at any time $250,000.00 in the aggregate; (iv) unsecured trade finance and accounts payable owed in the ordinary course of business that are not in default of the terms governing such account; and (v) extensions, refinancings and renewals of the foregoing (i), (ii) and (iii); provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Pledged Entity or its Subsidiary, as the case may be.

(b) Sale of Material Assets, Consolidations, Dissolution, or Merger. Wind up, liquidate or dissolve any Borrower Group Member’s affairs, or convey, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of a Borrower Group Member’s properties or assets, whether now or hereafter acquired, or enter into any transaction of comparable effect or any merger or consolidation, except (i) that any Borrower Group Member may merge or consolidate with, or convey, transfer or lease substantially all of its assets to, or any other Borrower Group Member, where such does not give rise to an Event of Default; (ii) the conveyance, sale, lease, transfer or dispositions of worn-out or obsolete assets; (iii) a merger or consolidation of the Guarantor, Borrower or Pledgor or their respective Subsidiaries (except for the Pledged Entities and their respective Subsidiaries) with another Person in connection with the Acquisition of such Person by such Borrower Group Member; provided such merger or consolidation does not result in a change of control of the applicable Borrower Group Member; or (iv) the conveyance, sale, lease, transfer or disposition of other assets of a Pledged Entity or it Subsidiary that is not in the ordinary course of business.

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(c) Acquisitions. With respect to the Pledged Entities and their respective Subsidiaries only, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person, or any shares of stock (or other ownership interests) of any other Person, or in any other manner effectuate an expansion of present business in any material respect by acquisition, except for Permitted Acquisitions.

(d) Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower Group on the date hereof or any business substantially related or incidental thereto.

(e) Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) act as a Loan Party; (ii) pay any Indebtedness or other obligation owed to any Loan Party, or (iii) make loans or advances to any Loan Party, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

(f) Restricted Payments. No Borrower Group Member will make any Restricted Payments.

(g) Amendments to Organizational Documents, etc.; Accounting Changes. (i) Amend any of its Organization Documents (1) without providing at least thirty (30) days’ prior written notice to the Lender, or (2) in any manner which could adversely affect the rights of the Lender hereunder or cause a Material Adverse Effect; (ii) change its Fiscal Year; (iii) without providing thirty (30) days’ prior written notice to the Lender, change its name, address, state of formation, or form of organization; or (iv) make any change in accounting policies or reporting practices, except as required by IFRS.

(h) Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including the Lender) of any Sanctions.

(i) Guarantees. With respect to the Pledged Entities and their respective Subsidiaries only, guarantee, endorse or otherwise in any way become liable or responsible for the Indebtedness of any other Person, whether directly or indirectly, except for (i) routine endorsements of negotiable instruments for collection or deposit in the ordinary course of business, (ii) the Guaranty or any other guaranty or similar contractual arrangement for the benefit of the Lender, or (iii) any guaranty relating to the ownership or leasing of real property assets.

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(j) Liens. Incur, create, assume or permit to exist any mortgage, Lien, pledge or security interest upon or in respect of any Equity Interest of a Pledged Entity or any assets of a Pledged Entity or its Subsidiary, whether now owned or hereafter acquired, other than Permitted Liens.

(k) Investments. With respect to the Pledged Entities and their respective Subsidiaries only, make or hold any Investment, except: (i) Investments held by a Borrower Group Member in the form of cash or cash equivalents, (ii) Investments outstanding on the date hereof by a Borrower Group Member in another Borrower Group Member as described on Schedule 5.02(k) attached hereto; (iii) Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business; (iv) guarantees permitted under Section 5.02(h); and (v) Permitted Acquisitions.

(l) Regulation T, U and X Compliance. Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any margin stock in contravention, or which would cause the Lender to be in violation, of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

(m) Equity Interests. Cause or permit, or take any action that would or could result in the transfer, assignment, pledge, mortgage or lien on any Equity Interest of any Pledged Entity or any Subsidiary thereof.

(n) Prepayment of Indebtedness. With respect to the Pledged Entities and their respective Subsidiaries only, prepay or accelerate the payment schedules of any Indebtedness exceeding $250,000.00, other than the Loans.

(o) [Reserved].

(p) Transactions with Affiliates. Enter into any transaction with an Affiliate, other than transactions between Borrower Group Members and their Subsidiaries that are on an arm’s-length transaction in the ordinary course of business upon fair and reasonable terms no less favorable than that which a Borrower Group Member would obtain in a similar transaction between the Borrower Group Member and a third party not an Affiliate.

(q) Related Party Loans. Repay any loans or advances from any Related Party.

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(r) Unencumbered Liquid Assets. The Borrower shall maintain Unencumbered Liquid Assets at all times of not less than FIFTEEN MILLION AND 00/100 ($15,000,000.00) U.S. DOLLARS, to be tested at the end of each fiscal quarter.

(s) Minimum Collateral Value of Collateral. The Collateral Value shall not be less than the Minimum Collateral Value, to be tested as of the end of each fiscal quarter, based on the Valuation Statement provided by the Borrower to the Lender in accordance with Section 5.01(c)(iv). Notwithstanding the foregoing, the failure of the Collateral Value to be at least equal to the Minimum Collateral Value shall not be deemed to be a breach of this Agreement if, within thirty (30) days after receipt by the Lender of the final Valuation Statement, the Borrower either (i) prepays a portion of the Loans, or (ii) delivers additional collateral to the Lender in form and substance acceptable to the Lender (the “Additional Collateral”), in either case resulting in the Collateral Value (inclusive of the value of the Additional Collateral) being no less than the Minimum Collateral Value. In the event Additional Collateral is delivered to the Lender in connection with this paragraph (s), the Borrower shall take such action as is necessary to provide disclosure schedules with respect to the Additional Collateral and such other documents as may be required by the Lender.

Section 5.03. Survival. All covenants and continuing agreements contained in this Article V shall survive as long as (i) any amounts remain due and owing under the Loans and/or any other Obligations remain outstanding, and (ii) this Agreement has not been terminated.

ARTICLE VI. DEFAULT

Section 6.01. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (herein referred to individually as an “Event of Default”, and collectively as “Events of Default”):

(a) Failure to Pay. The Borrower shall fail to pay (i) any principal or interest within 5 days of when due under the Loans, whether by maturity or otherwise, or (ii) any other amount within ten (10) days after becoming due to the Lender under any of the Loan Documents.

(b) Failure to Perform. The Borrower (i) shall fail to observe or perform the provisions of Section 5.01(c), (d), (h), (i), (j), (k), (q), (r), (s), or (v), or Section 5.02, or (ii) shall fail to observe or perform any other material term, covenant or provision to be observed or performed by it under this Agreement or any of the Loan Documents, and with respect to the foregoing clause (ii), such failure shall continue for a period of thirty (30) days after receipt of written notice of such failure by the Lender.

(c) Default. Any Loan Party shall fail to observe or perform any other material term, covenant or provision to be observed or performed by it under any Loan Document to which it is party and such failure shall continue for a period of thirty (30) days after the Borrower’s receipt of written notice of such failure by the Lender.

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(d) License and License Holder Status. A License Termination Event occurs or a License Holder ceases to be a SPV.

(e) Default in Material Agreement or Material Indebtedness. Any Borrower Group Member shall breach or violate any provision of, or suffer to exist uncured any event of default under, any Material Agreement or any Material Indebtedness (other than the Obligations), or there is an event that allows the acceleration of the obligations under any Material Indebtedness (other than the Obligations).

(f) Termination of Support Agreement. The Support Agreement expires or is terminated at any time while all or some of the Warrants or the Warrant Shares are outstanding.

(g) Change in Control. There shall occur a Change in Control.

(h) Uninsured Loss. There shall occur any uninsured damage, loss or destruction to any property or assets securing the Obligations that could reasonably result in a Material Adverse Effect.

(i) False or Misleading Financial Statements or Other Statements. The Financial Statements or any other statement, information, representation, warranty or certificate made or furnished in or in connection with this Agreement or any of the other Loan Documents, or as an inducement to the Lender to enter into this Agreement, or any separate statement or document to be delivered hereunder to the Lender, shall prove to have been materially false or misleading when made.

(j) Insolvency. Any Borrower Group Member shall fail generally to pay its debts as they mature or shall make an assignment for the benefit of its creditors or shall otherwise fail to be Solvent.

(k) Bankruptcy. A proceeding in Bankruptcy or for reorganization of a Borrower Group Member, or for the readjustment of any of Borrower Group Member’s debts under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by such Borrower Group Member, or shall be commenced against such Borrower Group Member; provided, however, that such Borrower Group Member shall have ninety (90) days during which to dismiss an involuntary petition filed against it before such filing is deemed to be an Event of Default hereunder.

(l) Receiver or Trustee. A receiver or trustee shall be appointed for a Borrower Group Member, or for any substantial part of its assets, or any insolvency or Bankruptcy proceeding shall be instituted for the dissolution of such Borrower Group Member, or for the full or partial liquidation of the assets of such Borrower Group Member, and such receiver or trustee shall not be discharged within ninety (90) days of his appointment, or such proceeding shall not be discharged within ninety (90) days of its commencement; provided that the ninety (90) day period provided herein shall not apply to appointments or actions instituted by a Borrower Group Member.

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(m) Judgment Creditor. A judgment creditor or judgment creditors of a Borrower Group Member shall obtain possession by any lawful means of any of its assets in excess of $500,000.00 in the aggregate by any means including, without limitation, levy, restraint, or replevin.

(n) Unsatisfied Judgments. A Borrower Group Member shall suffer a final, nonappealable judgment for payment of monies aggregating in excess of $500,000.00 in any fiscal year, and such judgment is not satisfied in full within sixty (60) days thereafter.

(o) Validity. The validity or enforceability of any of the Loan Documents shall be contested in writing by a Borrower Group Member, or a Loan Party shall deny in writing any further liability or obligation hereunder or thereunder.

(p) Material Adverse Effect. Any event shall occur, or circumstance arise, that has or could reasonably be expected to have a Material Adverse Effect.

(q) Government Action. Any Governmental Authority seizes, appropriates, condemns or occupies all or a substantial part of the properties of a Borrower Group Member, indicts a Borrower Group Member for failure to comply with U.S. Cannabis Laws, or otherwise interferes in any substantial manner with a Borrower Group Member’s business.

All Obligations shall become immediately due and payable upon the occurrence of Section 6.01(j), (k) and (l) above, or at the Lender’s option, upon the occurrence of any other Event of Default.

Section 6.02. Remedies. Upon the occurrence and continuance of an Event of Default (and until waived by the Lender), as defined in Section 6.01 hereof, and at any time thereafter, the Lender may, without demand of performance and without other notice, do any one or more of the following in its sole discretion:

(a) Declare all Obligations immediately due, at which time all Obligations shall be due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived; and apply payments on account of such Obligations in such order as the Lender may, in its discretion, determine.

(b) Protect and enforce the Lender’s rights by a suit in equity, by an action in law, or both, whether for specific performance of any covenant or agreement contained in any of the Loan Documents or otherwise.

(c) Set off, in such order as the Lender may determine in its sole discretion, any and all of the unpaid principal of and interest on the Loans, and any or all of the other Obligations of the Loan Parties to the Lender, now existing or hereafter created, against any or all of the property of the Loan Parties in the Lender’s possession at or after the Event of Default, regardless of the capacity in which the Lender possesses such property, including without limitation, any property in transit to or from the Lender. The Lender shall have the right of set off against any such property of a Loan Party, although the obligations and liabilities with respect to such set off may be then contingent or unmatured.

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(d) Have and exercise each and every right and remedy granted to the Lender for an Event of Default under the terms of any of the Loan Documents (and notwithstanding that default under such Loan Document containing such right or remedy shall not have occurred), together with every right or remedy now or hereafter available to the Lender at law or in equity, including, without limitation, rights and remedies granted to a secured party under the Uniform Commercial Code.

(e) Apply (to the Obligations) payments and/or recoveries received in respect of exercise of its rights and remedies hereunder to any of the Loans, or portion thereof, in such order of priority as the Lender may choose, in its sole discretion.

(f) No remedy conferred upon or reserved to the Lender hereunder or under the documents and instruments evidencing the Obligations shall be deemed to be exclusive of any other available remedy or remedies. Each such remedy shall be distinct, separate, and cumulative, shall not be deemed to be inconsistent with or in exclusion of any other available remedy, may be exercised in the discretion of the Lender at any time, in any manner and in any order, and shall be in addition to and separate and distinct from any other remedy given to the Lender hereunder, or under the documents and instruments evidencing the Obligations, or now or hereafter existing in favor of the Lender, at law, in equity or by statute. Without limiting the generality of the foregoing, the Lender shall have the right to exercise any available remedy to recover any amount due and payable hereunder without regard to whether any other amount is due and payable, and without prejudice to the Lender to exercise any available remedy for other Events of Default existing at the time the earlier action was commenced. The Lender shall also have the right to foreclose any security interest or proceed under any guaranty or other agreement pertaining to the Obligations without also being required to foreclose any other security interest or proceed against any other guaranty or agreement and without thereby waiving or prejudicing its right to foreclose any other such security interest or proceeding under any other such guaranty or agreement or impairing any of its rights thereunder.

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ARTICLE VII. MISCELLANEOUS

Section 7.01. Notice. All notices, demands and other communications required to be given pursuant to or contemplated by this Agreement shall be deemed effectively delivered or given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail, or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Lender.

To the Lender:

Hankey Capital, LLC

4751 Wilshire Blvd., Suite 110

Los Angeles, CA 90010

Attention: Eugene M. Leydiker, Esq.

With a copy to:

Berkowitz, Trager & Trager, LLC

8 Wright Street

Westport, Connecticut 06880

Attention: David A. Greenberg, Esq.

To the Borrower:

MedMen Enterprises USA, LLC

10115 Jefferson Blvd.

Culver City, California 90232

Attention: Lisa Sergi Trager, Esq.

With a copy to:

Raines Feldman LLP

1800 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Jonathan D. Littrell, Esq.

Section 7.02. Construction and Interpretation. The provisions of this Agreement shall be in addition to those of any guaranty, security agreement, assignment, or other document or agreement executed contemporaneously herewith, all of which shall be construed as complimentary to each other. Nothing herein contained shall prevent the Lender from enforcing such guaranty, security agreement, assignment or other documents or agreements executed contemporaneously herewith in accordance with their respective terms.

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Section 7.03. Enforcement by the Lender. The Lender shall have the right at all times to enforce the provisions of this Agreement and all other agreements, documents and instruments required hereunder in strict accordance with their terms, notwithstanding any conduct or custom on the part of the Lender in refraining from doing so at any time or times. The failure of the Lender at any time to enforce any rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and the exercise of any one right or remedy shall not be deemed to waive or release any other right or remedy.

Section 7.04. Expenses of the Lender. Unless otherwise stated in any Loan Document, the Borrower will pay all documented out-of-pocket expenses, including reasonable and documented out-of-pocket fees and expenses of legal counsel of the Lender and such other experts and consultants as the Lender shall deem appropriate, incurred in connection with the preparation, administration, negotiation, amendment, modification, protection and enforcement of this Agreement and all other agreements and instruments required hereunder.

Section 7.05. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or any agreement, instrument or other document contemplated hereby may be effected without an instrument in writing signed by Lender and Borrower, and no consent by the Lender to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 7.06. Survival. All covenants, agreements, representations and warranties made in this Agreement and in any certificates delivered pursuant to this Agreement shall survive the making of the Loans regardless of any investigation made by the Lender or on its behalf, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid.

Section 7.07. Governing Law. This Agreement and the other Loan Documents (other than as expressly set forth in such other Loan Document) shall be governed by and construed in accordance with the laws of the State of California without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

Section 7.08. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the Borrower and the Lender relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, in intended to confer on any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 7.09. Severability. In case any one or more of the provisions contained in this Agreement, or any of the documents or agreements contemplated hereby, should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 7.10. Successors and Assigns. The rights conferred upon the Lender by this Agreement shall be automatically extended to and vested in any assignee or transferee of the Lender upon the Borrower’s receipt of notice of such assignment or transfer; provided, however, that no such assignment or transfer shall enlarge the obligations of the Borrower hereunder. The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Lender. Whenever, in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower and the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 7.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.12. Participation. Notwithstanding any other provision of this Agreement, the Borrower understands that the Lender may, without the consent of the Borrower, at any time enter into participation agreements with participants whereby the Lender will allocate certain undivided percentages of the Loans to them. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of any such participants as well as the Lender.

Section 7.13. Captions. The articles and section captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of any such article or section, nor in any way affect this Agreement.

Section 7.14. Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE LENDER MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO. THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. THE BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

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Section 7.15. Consent to Jurisdiction and Service of Process. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF CALIFORNIA, AND CONSENTS THAT THE LENDER MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT THE BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF THE BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.

Section 7.16. New Laws. In the event that any law, regulation, treaty or official directive or the interpretation or application thereof by any court or governmental authority or the compliance with any guideline or request of any governmental authority: (a) subjects the Lender to any tax with respect to any amounts payable under the Loans or otherwise with respect to the transactions contemplated hereunder, except for taxes on the overall net income of the Lender imposed by the United States of America, the States of California and Delaware, or any agency thereof, or any other governmental entity having jurisdiction over the Lender; and the result of any of the foregoing is to increase the cost of the Lender, reduce the income receivable by or return on equity of the Lender or impose any expense upon the Lender with respect to the Loans, the Lender shall so notify the Borrower. The Borrower agrees to pay the Lender the amount of such increases in cost, reduction in income, reduced return on equity or additional expenses (exclusive of customary overhead expenses) as and when such cost, reduction in income, reduced return on equity or additional expense is incurred or determined, plus interest upon presentation by the Lender of a statement in the amount and setting forth the Lender’s calculation thereof; provided that that any such increases in cost, reduction in income, reduced return on equity or additional expenses may only be imposed to the extent the Lender imposes the same charges generally under comparable credit facilities. In determining such amount, the Lender may use any reasonable averaging and attribution methods, which statement shall be deemed true and correct, absent manifest error.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE BORROWER: MM CAN USA, INC.

By:	/s/ Adam Bierman
Name: Adam Bierman
Title: Chief Executive Officer

[Signatures Continue on Following Page]

[notarial certificate of execution intentionally omitted]

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THE LENDER: HANKEY CAPITAL, LLC

By:	/s/ Don R. Hankey
Name: Don R. Hankey
Title: Manager

[Acknowledgements Appear on Following Page]

[notarial certificate of execution intentionally omitted]

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Exhibit A

Form of Term/Incremental Note

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a California Finance Lender

Department of Business Oversight License No. 6038812

EXECUTION COPY

SENIOR SECURED TERM NOTE

$100,000,000.00	October 1, 2018

FOR VALUE RECEIVED, the undersigned MM CAN USA, Inc., a Delaware corporation having an office at 10115 Jefferson Blvd., Culver City, California 902232 (the “Borrower”) promises to pay to the order of HANKEY CAPITAL, LLC, a California limited liability company (the “Lender”), at its offices at 4751 Wilshire Blvd., Suite 110, Los Angeles, CA 90010 or at such other place as the Lender may from time to time designate, the principal sum of up to ONE HUNDRED MILLION AND 00/100 U.S. DOLLARS ($100,000,000.00), plus interest, payable at a rate and in the manner provided in Sections 1 and 2 of this Senior Secured Term Note (this “Note”), together with all taxes assessed upon said sum against the holder hereof, and any costs and expenses, including reasonable attorneys’ fees incurred in the collection of this Note. Said amounts of principal, interest, fees, costs and expenses are collectively referred to in this Note as the “Entire Note Balance.”

This Note is issued pursuant to the terms and conditions of, and is subject to the provisions, and entitled to the benefits of, that certain Senior Secured Commercial Loan Agreement of even date herewith between the Borrower and the Lender (the “Loan Agreement”), which is incorporated herein as if reproduced verbatim and in its entirety. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Loan Agreement.

1. Interest Rate. The Borrower agrees to pay principal and all interest which accrues on the unpaid balance of this Note from the date the proceeds of this Note are disbursed until such time as the obligations evidenced hereunder have been paid in full. The outstanding principal balance of this Note shall bear interest from the date the proceeds of this Note are disbursed at the fixed rate of seven and one-half percent (7.50%) per annum. Interest will be calculated as set forth above until October 1, 2020 (the “Maturity Date”) and, after the Maturity Date, interest will be calculated as set forth above, plus an additional five (5.0%) percent per annum in excess of such rate. In the event of the occurrence of an Event of Default, the applicable interest rate shall be increased by five percent (5.0%) per annum. Interest shall be calculated on the basis of a 360-day year counting the actual number of day elapsed. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

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2. Payments. Absent an Event of Default, the Borrower shall pay all accrued and unpaid interest, in amounts that may vary, monthly, on the first (1st) day of each calendar month, or as otherwise invoiced by the Lender, until the Maturity Date or earlier Event of Default when the remaining Entire Note Balance shall be due and payable in full. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day. All payments called for in this Note shall be made in lawful money of the United States of America. If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. In the holder’s discretion, any payment made by a check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by the holder.

3. Prepayment. The Borrower may prepay this Note in whole or in part at any time upon thirty (30) days’ prior written notice to the Lender; provided however, as consideration for the privilege of making such prepayment at any time prior to December 31, 2019, the Borrower shall pay the Lender a fee equal to one (1%) percent of the then outstanding principal amount being prepaid at that time. If this Note shall be accelerated prior to December 31, 2019, for any reason whatsoever, the prepayment fee in effect as of the date of such acceleration shall be paid. Any partial prepayment shall be applied in the order of priority set forth in Section 5 hereof and then against the principal amount outstanding in the inverse order of maturity, and shall not postpone the due date of any subsequent monthly payments of interest, unless the Lender shall otherwise agree in writing.

4. Non-Revolving. This is not a revolving note. Amounts repaid or prepaid may not be re-borrowed.

5. Application of Payments. Payments made hereunder will be applied first to fully pay any outstanding late charges or fees, then to fully pay reasonable costs and expenses actually incurred by holder in collecting the Note or in sustaining and/or enforcing any security granted to secure this Note, then to fully pay accrued interest and the remainder will be applied to the outstanding principal balance. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Lender may apply payments in such order of priority as the Lender may choose, in its sole discretion.

6. Maximum Legal Rate. It is the intent of the Lender and the Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, the Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically cancelled, and, if received by the Lender, shall be refunded to the Borrower without interest.

7. Default. Upon the occurrence of any Event of Default, the Entire Note Balance shall, at the option of the Lender, become immediately due and payable without notice or demand.

8. Delay in Enforcement. The liability of the Borrower or any co-maker, endorser or guarantor under this Note is unconditional and shall not be affected by any extension of time, renewal, waiver or any other modification whatsoever, granted or consented to by the Lender.

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Any failure by the Lender to exercise any right it may have under this Note is not a waiver of the Lender’s rights to exercise the same or any other right at any other time.

9. Waiver of Protest; Jury Trial Waiver. The Borrower, and any other parties to this Note, whether maker, indorser, or guarantor, waive presentment, notice of dishonor and protest. The Borrower (by execution and delivery of this Note) and the holder of this Note (by acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against the Borrower or the holder of this Note, or any successor or assign of the Borrower or the holder of this Note, on or with respect to this Note or any of the other “Loan Documents,” as such term is defined in the Agreement, or which in any way relates, directly or indirectly, to the obligations of the Borrower to the holder of this Note under this Note or any of the other Loan Documents, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. THE BORROWER AND THE HOLDER OF THIS NOTE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

10. Notices. Any notice or demand required or permitted by or in connection with this Note shall be given in the manner specified in the Loan Agreement for the giving of notices under the Loan Agreement. Notwithstanding anything to the contrary, all notices and demands for payment from the holder actually received in writing by the Borrower shall be considered to be effective upon the receipt thereof by the Borrower regardless of the procedure or method utilized to accomplish delivery thereof to the Borrower.

11. Assignability. This Note may only be assigned by the Lender or by any holder to the extent permitted by the stated terms of the Loan Agreement.

12. Binding Nature. This Note shall inure to the benefit of and be enforceable by the Lender and the Lender’s successors and assigns, and shall be binding and enforceable against the Borrower and the Borrower’s successors and assigns.

13. Invalidity of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

14. Choice of Law. The laws of the State of California (the “Governing State”) (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Note and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Note and its various provisions and the consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed.

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15. Consent to Jurisdiction; Agreement as to Venue. The Borrower irrevocably consents to the non-exclusive jurisdiction of any state or federal court (if a basis for federal jurisdiction exists) located in the Governing State. The Borrower agrees that venue shall be proper in any state or federal court located in the Governing State and waives any right to object to the maintenance of a suit in any of the state or federal courts of the Governing State on the basis of improper venue or of inconvenience of forum.

16. Tense; Gender; Defined Terms; Section Headings. As used herein, the singular includes the plural and the plural includes the singular. A reference to any gender also applies to any other gender. Defined terms are entirely capitalized throughout, and defined terms not specifically defined herein shall have the same meaning as provided by the terms of the Agreement. The section headings are for convenience only and are not part of this Note.

17. Actions against Holder. Any action brought by the Borrower against the holder of this Note which is based, directly or indirectly, on this Note or any matter in or related to this Note, including but not limited to the making of the loan evidenced hereby or the administration or collection thereof, shall be brought only in the courts of the Governing State. The Borrower agrees that any forum other than the Governing State is an inconvenient forum and that a suit brought by the Borrower against the holder of this Note in a court of any state other than the Governing State should be forthwith dismissed or transferred to a court located in the Governing State by that Court.

18. Other Obligations. To the extent the Entire Note Balance is reduced or paid in full by reason of any payment to the Lender by any accommodation maker, endorser or guarantor, and all or any part of such payment is rescinded, avoided or recovered from the Lender for any reason whatsoever, including, without limitation, any proceedings in connection with the insolvency, bankruptcy or reorganization of the accommodation maker, endorser or guarantor, the amount of such rescinded, avoided or returned payment shall be added to or, in the event the Note has been previously paid in full, shall revive the principal balance of this Note, upon which interest may be charged at the applicable rate set forth above.

[Remainder of page intentionally left blank; signature page follows]

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Signature Page to Note

IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the date first above written.

BORROWER: MM CAN USA, Inc., a Delaware corporation

By:
Name:
Title:

This loan is made pursuant to California Finance Lender’s Law,

Division 9 (commencing with Section 22000) of the Financial Code.

For information contact the Department of Business Oversight, State of California.

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Exhibit 5.01(c)(iv)

Form of Covenant Compliance Certificate

48

Exhibit 5.01(c)(iv)

COVENANT COMPLIANCE CERTIFICATE

Date:

Re:

Senior Secured Commercial Loan Agreement (the “Loan Agreement”) between Hankey Capital, LLC (the “Lender”) and MM CAN USA Inc. (the “Borrower”), dated October 1, 2018, as amended, modified or supplemented from time to time.

Dear Mr. ,

Pursuant to Article V, Section 5.01(c)(iv) of the Loan Agreement, the Borrower hereby delivers this Covenant Compliance Certificate for the period ended (the “Period”). Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Loan Agreement.

I.	Financial Statements. Enclosed are the financial statements of the Borrower Group, as required under Section 5.01(c)(iv) of the Loan Agreement (“Financial Reports”).

II.	Liquid Assets. The attached Financial Reports reflect Unencumbered Liquid Assets of $____________________ (not less than $15,000,000), as contemplated in Section 5.02(r) of the Loan Agreement.

I____________, ______________________, of the Borrower, hereby certify that the information contained in the Financial Reports, as identified above, is true and correct in all material respects, that such information has been prepared in compliance with the provisions of the Loan Agreement, and that no Event of Default has occurred and is continuing on the date of this certificate.

By:
Name:
Title:

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